Exhibit 10.32

THIRD AMENDMENT
TO
PARTICIPATION AGREEMENT

                THIS THIRD AMENDMENT TO PARTICIPATION AGREEMENT (this "Amendment") is dated as of March 30, 2004, by and among QUANTUM CORPORATION, a Delaware corporation, as Lessee (together with its permitted successors and assigns, the "Lessee"); SELCO SERVICE CORPORATION, an Ohio corporation, as Lessor (together with its permitted successors and assigns, the "Lessor"); COMERICA BANK, FLEET NATIONAL BANK and KEYBANK NATIONAL ASSOCIATION as Participants (together with their permitted successors and assigns and SELCO SERVICE CORPORATION, in its capacity as a Participant, each a "Participant" and collectively the "Participants"); and KEYBANK NATIONAL ASSOCIATION (in such capacity, together with its successors in such capacity, the "Agent") for the Participants.

RECITALS

                A.     Lessee, Lessor, Agent and Participants are parties to a Participation Agreement dated as of December 17, 2002, as amended by a First Amendment to Participation Agreement dated as of January 31, 2003 and Second Amendment to Participation Agreement dated as of July 21, 2003 (collectively, the "Participation Agreement").

                B.     Lessee has requested that the Lessor, Agent and Participants amend the Participation Agreement and certain other of the Operative Documents, and Lessor, Agent and Participants have agreed, subject to satisfaction of the conditions set forth herein, to add or modify certain definitions and to modify certain covenants of Lessee.

                C.     Each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Appendix 1 to the Participation Agreement, as amended by this Amendment.

                NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
AMENDMENTS TO PARTICIPATION AGREEMENT

                This Amendment shall be deemed to be an amendment to the Participation Agreement and shall not be construed in any way as a replacement or substitution therefor.  All of the terms and conditions of, and terms defined in, this Amendment are hereby incorporated by reference into the Participation Agreement as if such terms and provisions were set forth in full therein.

                1.1     Section 10.2(k)(iii) of the Participation Agreement is amended and restated in its entirety as follows:

          “(iii)    Adjusted Leverage Ratio.  Permit the Adjusted Leverage Ratio, determined on the last day of any fiscal quarter of Lessee (measured on a rolling four quarter basis for the trailing four fiscal quarters), to be greater than 2.50:1.00.”

                1.2     Section 10.2(k)(iv) of the Participation Agreement is amended and restated in its entirety as follows:

          "(iv)  Minimum Consolidated EBITDA.  Permit Consolidated EBITDA, (measured on a rolling four quarter basis for the trailing four fiscal quarters) as of the last day of any fiscal quarter of Lessee, to be less than $40,000,000."

                1.3     Section 10.2(k)(vi) of the Participation Agreement is amended and restated in its entirety as follows:

           “(vi)    Maximum Capital Expenditures.  Permit capital expenditures (as determined pursuant to GAAP) of Lessee and its Subsidiaries on a consolidated basis to exceed $35,000,000 for any fiscal year of Lessee.”

                1.4     Section 10.2(k)(vii) of the Participation Agreement is amended and restated in its entirety as follows:

           “(vii)   Minimum Unrestricted Cash.  Permit Lessee’s Consolidated Cash Balance (as defined in Section 10.1(b)(ii) at any time to fall below $100,000,000.  During the first two months of each fiscal quarter in which the Consolidated Cash Balance is less than $200,000,000, Lessee shall maintain a minimum Consolidated Cash Balance of $100,000,000 deposited in domestic accounts subject to the Deposit Account Control Agreements and Securities Account Control Agreements (“Lender Controlled Accounts”).  During the third month of each fiscal quarter and on the final day of the then fiscal quarter in which the Consolidated Cash Balance is less than $200,000,000, Borrower shall maintain a minimum Consolidated Cash Balance of $50,000,000 deposited in the Lender Controlled Accounts.  During any period in which the Consolidated Cash Balance is equal to or greater than $200,000,000, Lessee shall maintain a minimum Consolidated Cash Balance of $50,000,000 deposited in Lender Controlled Accounts. The covenant that Lessee shall not permit its overall Consolidated Cash Balance to fall below $100,000,000 shall apply at all times and shall be tested monthly in accordance with such reports.”

                1.5     The Compliance Certificate required to be delivered by Lessee shall be in the form attached as Attachment 1 is substituted in place of and shall supersede the Compliance Certificate set forth in Exhibit L to the Participation Agreement.

                1.6     The schedule appended hereto as Attachment 2 is substituted in place of and shall supersede Schedule 2 to the Compliance Certificate set forth in Exhibit L to the Participation Agreement.

                1.7     The schedule appended hereto as Attachment 3 is substituted in place of and shall supersede Schedule 8.3(d) to the Participation Agreement.

                1.8     The following definitions of “Consolidated EBITDA” and "Loan Documents" contained in Appendix 1 to the Participation Agreement are amended and restated in their entirety as follows:

           ““Consolidated EBITDA” means the sum of the following, provided that the items contained in (b) through (h) below shall be added to (a) only to the extent they have been deducted in calculating, and therefore form no portion of, Consolidated Net Income:

a)

Consolidated Net Income, provided that there shall be excluded from such Consolidated Net Income the following:  (i) all gains and all losses realized by Lessee and its Subsidiaries upon the sale or other disposition (including, without limitation, pursuant to sale and leaseback transactions) of property or assets that are not sold or otherwise disposed of in the ordinary course of business, or pursuant to the sale of any capital stock held by Lessee or any Subsidiary, and  (ii) all items of gain or income that are properly classified as extraordinary in accordance with GAAP or are unusual or non-recurring; and

b)	Consolidated Interest Charges; and

c)	The amount of taxes used or included in the determination of such Consolidated Net Income; and

d)

The amount of depreciation and intangible/goodwill amortization expense deducted in determining such Consolidated Net Income, including any impairment of intangible/goodwill as defined under FAS 142 and FAS 144; and

e)	Any non-cash stock or restricted stock based compensation charges per GAAP; and

f)

Cash or non-cash charges related to restructuring, discontinued operations, and extraordinary items, including, but not limited to, facilities and personnel reductions or exit of a business or products in an amount not to exceed $10,000,000 in the aggregate for any fiscal year; and

g)	Non-cash impairment charges on Lessee-owned buildings or buildings subject to synthetic leases; and

h)	Non-cash charges related to in-process research and development. ”

           “”Loan Documents.  The definition of “Loan Documents” contained in Appendix 1 to the Participation Agreement is amended and restated in its entirety as follows:

           “"Loan Documents" means the Credit Agreement, entered into as of December 17, 2002, among the Lessee as Borrower, KeyBank National Association as Administrative Agent, and KeyBank National Association as letter of credit issuing lender, General Electric Capital Corporation as Syndication Agent, Silicon Valley Bank as Documentation Agent and the other financial institutions party thereto, and each note, letter of credit application, request for, extension of credit, certificate, fee letter and other instrument or agreement from time to time executed by the Lessee or any of its Subsidiaries and delivered in connection with such agreement, and all amendments, modifications and extensions thereof.”

                1.9     The following definitions of “Deposit Account Control Agreements” and "Securities Account Control Agreements" and “Lender Controlled Accounts” are hereby added to Appendix 1 to the Participation Agreement:

           “"Deposit Account Control Agreements" means the respective Deposit Account Control Agreements to be entered into, in accordance with the terms of the Loan Documents, among Lessee, as customer, Agent, as secured Party, and the following, as Depository Banks: Silicon Valley Bank, Union Bank of California, N.A., and any other depository institutions at which Lessee maintains deposit accounts from time to time.”

           ““Lender Controlled Accounts” is defined in Section 10.2(k)(vii) of the Participation Agreement.”

           “"Securities Account Control Agreements" means the respective Securities Account Control Agreements in commercially reasonable form to be entered into, in accordance with the terms of the Loan Documents, after the Closing Date among Lessee, as customer, Agent, as secured party, and the following, as account holders: Lehman Brothers, Money Market One, Merrill Lynch, Salomon Smith Barney, Blackrock Provident, Nations Trust Bank, Scudder, AMR Investments and any other account holders with whom Lessee maintains securities accounts from time to time.”

                1.10     The following definition of “KeyBank Credit Agreement” contained in EXHIBIT O to the Participation Agreement is hereby amended and restated in its entirety as follows:

           “”KeyBank Credit Agreement” means that certain Credit Agreement, dated as of December 17, 2002, by and among [Quantum Corporation], KeyBank National Association, as Administrative Agent and Issuing Lender, General Electric Capital Corporation, as Syndication Agent, Silicon Valley Bank, as Documentation Agent, and each lender from time to time a party thereto, as amended and restated, supplemented or otherwise modified form time to time.”

ARTICLE 2
CONDITIONS TO EFFECTIVENESS OF AMENDMENT

                2.1     The effectiveness of this Amendment is subject to the fulfillment to the satisfaction of the following conditions precedent:

                        (a)   This Amendment duly executed by the Lessee, the Lessor, the Required Participants and the Agent;

                        (b)   A Third Amendment to the Lease in the form of Attachment 4, duly executed by Lessor and Lessee and notarized for recording,

                        (c)   A Third Amendment to the Deed of Trust in the form of Attachment 5, duly executed by Lessor and Agent and notarized for recording;

                        (d)   Agent shall have received appropriate authorization documents, including borrowing resolutions and certificates of incumbency, confirming to its satisfaction that all necessary corporate and organizational actions have been taken to authorize Lessee to enter into this Amendment; and

                        (e)   Agent shall have received such other documents, instruments or agreements as Agent may require to effectuate the intents and purposes of this Amendment.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

                Lessee hereby represents and warrants to Lessor, Agent and the Participants that:

                3.1     After giving effect to the amendment of the Participation Agreement pursuant to this Amendment and the consummation of the transactions contemplated hereby (i) each of the representations and warranties set forth in Section 8.3 of the Participation Agreement and in the other Operative Documents are true and correct in all material respects as if made on the date hereof except to the extent such representations and warranties specifically refer to an earlier date in which case they shall be true and correct in all material respects as of such earlier date (with references to the Participation Agreement being deemed to include this Amendment), and (ii) there exists no Lease Event of Default or Potential Lease Default under the Operative Documents after giving effect to this Amendment.

                3.2     Lessee has the corporate power and authority and legal right to make, deliver the amendments described herein, and to perform the obligations of its part to be performed under the Participation Agreement as amended hereby and the amendments described herein.  Lessee has taken all necessary action to authorize the execution, delivery and performance of this Amendment and the amendments described herein.  No consent or authorization of, filing with, or other act by or in respect of any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment or the amendments described herein or the performance by Lessee of the Participation Agreement as amended hereby.

                3.3     This Amendment and the Participation Agreement as amended hereby are, or upon delivery thereof to Agent will be, the legal, valid and binding obligations of Lessee, enforceable against Lessee in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

ARTICLE 4
MISCELLANEOUS

                4.1     The Participation Agreement, the other Operative Documents and all agreements, instruments and documents executed and delivered in connection with any of the foregoing shall each be deemed to be amended hereby to the extent necessary, if any, to give effect to the provisions of this Amendment.  Except as so amended hereby, the Participation Agreement and the other Operative Documents shall remain in full force and effect in accordance with their respective terms.

                4.2     Lessee agrees to pay Agent on demand for all reasonable expenses, including reasonable fees and costs of attorneys and costs of recordation and title insurance, incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and any document required to be furnished hereunder.

                4.3     This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument.

                IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth in the preamble hereto.

QUANTUM CORPORATION, a Delaware corporation, as Lessee

By: /s/ Michael J. Lambert
 Name: Michael J. Lambert
 Title: CFO

KEYBANK NATIONAL ASSOCIATION, as Agent

By: /s/ Robert W. Boswell
 Name: Robert W. Boswell
 Title: Vice President

KEYBANK NATIONAL ASSOCIATION, as Participant

By: /s/ Robert W. Boswell
 Name: Robert W. Boswell
 Title: Vice President

FLEET NATIONAL BANK, as Participant

By: /s/ Greg Roux
 Name: Greg Roux
 Title: Managing Director

SELCO SERVICE CORPORATION, as Lessor

By:  /s/ Donald C. Davis
 Name:  Donald C. Davis
 Title:  Vice President

SELCO SERVICE CORPORATION, as Participant

By:  /s/ Donald C. Davis
 Name:  Donald C. Davis
 Title:  Vice President

COMERICA BANK, as Participant

By:   /s/ Philip Koblis
 Name: Philip Koblis
 Title: Vice President